Exhibit (a)(37)



                                     PINAULT
                               PRINTEMPS-REDOUTE





--------------------------------------------------------------------------------
                                  PRESS RELEASE
--------------------------------------------------------------------------------
                                                             PARIS, MAY 21, 2004


           PPR ANNOUNCES COMPLETION OF SUBSEQUENT OFFERING PERIOD FOR
                     OFFER TO PURCHASE GUCCI PUBLIC SHARES

        - PPR TO BENEFICIALLY OWN APPROXIMATELY 99.39% OF OUTSTANDING GUCCI
          SHARES

        - PPR TO COMMENCE COMPULSORY BUY-OUT PROCEDURE FOR REMAINING GUCCI SHARES PROMPTLY


Pinault-Printemps-Redoute S.A. (Euronext Paris: PRTP:PA) announced today that on May 20, 2004, it completed the subsequent offering period in connection with its offer to purchase all of the outstanding common shares (the "Gucci Shares") of Gucci Group N.V. ("Gucci") that are not already beneficially owned by PPR. The terms of the offer were set forth in an offer document, dated April 1, 2004 (and subsequently revised), and the commencement of the subsequent offering period was announced in a press release dated April 29, 2004 and in an advertisement published in The Netherlands on April 30, 2004.

On the expiration of the subsequent offering period, at 3.00 p.m. Central European time (9:00 a.m. New York time) on May 20, 2004, 1,128,927 Gucci Shares were tendered into the offer during the subsequent offering period, representing approximately 1.09% of the total Gucci Shares outstanding. Together with the Gucci Shares already owned by PPR (including the Gucci Shares tendered and not withdrawn during the initial offer period), this represents approximately 99.39% of the total number of Gucci Shares outstanding. This final percentage includes adjustments to the total number of Gucci Shares tendered to account for shares that were not delivered to PPR despite PPR's receipt of notices of guaranteed delivery and for Euroclear transactions that were cancelled in response to the CONSOB suspension order in Italy. PPR has paid or will pay US$85.52 in cash per Gucci Share validly tendered and transferred during the subsequent offering period.

PPR also announced today that, having acquired over 95% of the outstanding Gucci Shares, it intends to promptly commence a compulsory buy-out procedure (uitkoopprocedure) under Dutch law, pursuant to which PPR will seek a court order requiring the sale to PPR of all remaining Gucci Shares that are not beneficially owned by PPR. A summary of the compulsory buy-out procedure is contained in PPR's tender offer statement (as updated and amended), which has been filed with the U.S. Securities and Exchange Commission. If the relevant court approves the compulsory buy-out procedure, all remaining Gucci shareholders, including those who are resident in Italy and who were therefore excluded from both the initial and the subsequent offering periods, will be required to sell to PPR all of the Gucci Shares that they hold.

                                     PINAULT
                               PRINTEMPS-REDOUTE


PINAULT-PRINTEMPS-REDOUTE S.A. IS A LEADING RETAIL GROUP IN EUROPE THROUGH COMPANIES SUCH AS PRINTEMPS, REDCATS, CONFORAMA AND FNAC, AND A MAJOR PLAYER IN THE LUXURY GOODS SECTOR THROUGH GUCCI. THE PPR GROUP HAS A PRESENCE IN OVER 65 COUNTRIES. IN 2003, PPR POSTED REPORTED CONSOLIDATED SALES OF EUR 24.4 BILLION, INCOME FROM ORDINARY ACTIVITIES BEFORE TAXES OF EUR 983.2 MILLION AND ATTRIBUTABLE NET INCOME (GROUP SHARE) OF EUR 644.6 MILLION, AND EMPLOYED ABOUT 100,000 PEOPLE. SHARES OF PINAULT-PRINTEMPS-REDOUTE S.A. ARE LISTED ON THE PARIS STOCK EXCHANGE.

GUCCI GROUP N.V. IS ONE OF THE WORLD'S LEADING MULTI-BRAND LUXURY GOODS COMPANIES. THROUGH THE GUCCI, YVES SAINT LAURENT, SERGIO ROSSI, BOUCHERON, BOTTEGA VENETA, BEDAT & CO., ALEXANDER MCQUEEN, STELLA MCCARTNEY AND BALENCIAGA BRANDS, GUCCI GROUP DESIGNS, PRODUCES AND DISTRIBUTES HIGH-QUALITY PERSONAL LUXURY GOODS, INCLUDING READY-TO-WEAR, HANDBAGS, LUGGAGE, SMALL LEATHER GOODS, SHOES, TIMEPIECES, JEWELRY, TIES AND SCARVES, EYEWEAR, PERFUME, COSMETICS AND SKINCARE PRODUCTS. GUCCI GROUP DIRECTLY OPERATES STORES IN MAJOR MARKETS THROUGHOUT THE WORLD AND WHOLESALES PRODUCTS THROUGH FRANCHISE STORES, DUTY-FREE BOUTIQUES AND LEADING DEPARTMENT AND SPECIALTY STORES. SHARES OF GUCCI GROUP N.V. WILL BE DELISTED FROM THE OFFICIAL STOCK MARKET OF EURONEXT AMSTERDAM AS OF JULY 1, 2004. THE NEW YORK STOCK EXCHANGE, INC. HAS SUSPENDED TRADING IN, AND HAS COMMENCED THE PROCESS OF DELISTING OF, GUCCI SHARES.


SOLELY FOR INFORMATIONAL PURPOSES, THE UPDATED OFFER TO PURCHASE, AS AMENDED (BUT NOT THE RELATED TRANSMITTAL DOCUMENTS) MAY BE DOWNLOADED FROM PPR'S WEBSITE AT WWW.PPRFINANCE.COM AND IS ALSO AVAILABLE AT WWW.SEC.GOV.


PPR Contacts
--------------------------------------------------------------------------------
PRESS:                            Thomas Kamm                 +33 1 45 64 63 46
                                  Catherine Malek             +33 1 45 64 61 20

ANALYSTS/INVESTORS:               David Newhouse              +33 1 45 64 63 23
                                  Alexandre de Brettes        +33 1 45 64 61 49

PRESS SITE:                       www.pprlive.com
ANALYSTS/INVESTORS SITE:          www.pprfinance.com